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                                                                     EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION


        THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is entered into as of this 30th day of October, 1997, by and among Excite, Inc., a California corporation ("Excite"), Excite Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Excite ("Sub"), Netbot, Inc., a Delaware corporation ("Netbot"), and, with respect to Sections 1.6, 2, 4.4, 4.10 and 10 only, Eric E. Zocher and Dan Campi.

                                    RECITALS

        A. The parties intend that, subject to the terms and conditions hereinafter set forth, Sub will merge with and into Netbot in a reverse triangular merger (the "Merger"), with Netbot to be the surviving corporation of the Merger, pursuant to the terms and conditions of this Agreement and an Agreement of Merger substantially in the form of Exhibit A attached hereto (the "Agreement of Merger") and the applicable provisions of the law of the State of Delaware. Upon the effectiveness of the Merger, all of the outstanding Common Stock and Preferred Stock of Netbot will be converted into Common Stock of Excite ("Excite Common Stock"). In addition, all outstanding options ("Netbot Options") and warrants ("Netbot Warrants") to purchase shares of the Common Stock and Preferred Stock of Netbot will be converted into options and warrants, respectively, to purchase Excite Common Stock, all as provided in this Agreement and the Agreement of Merger. The options and warrants exercisable for Excite Common Stock issued in the Merger shall be referred to herein as the "Excite Securities."

        B. The Merger is intended to be treated as a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by virtue of the provisions of Section 368(a)(2)(E) of the Code and as a "pooling of interests" for accounting purposes.

        NOW, THEREFORE, the parties hereto hereby agree as follows:

1.      PLAN OF REORGANIZATION

        1.1 The Merger. An Agreement of Merger will be filed with the office of the Secretary of State of Delaware as soon as practicable after the Closing Date (as defined in Section 6.1 hereof). The effective date and time of such filing is referred to herein as the "Effective Time". At the Effective Time, Sub will be merged with and into Netbot pursuant to this Agreement and the Agreement of Merger and in accordance with applicable provisions of the law of the State of Delaware as follows:

               1.1.1 Conversion of Shares. Each share of Netbot Common Stock (the "Netbot Common Stock"), and each share of Netbot Series A Preferred Stock (the "Netbot A Preferred") and each share of Netbot Series B Preferred Stock (the "Netbot B Preferred") (and collectively, the "Netbot Capital Stock") issued and outstanding immediately prior to the Effective Time, other than shares, if any, for which dissenters rights have been or will be perfected in compliance with applicable law, will by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof (the "Netbot Stockholder(s)"), be converted into the right to receive the "Common Applicable Fraction" of a fully paid and nonassessable share of Excite Common Stock.


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                      (i) The Total Excite Shares. The total shares of Excite
Common Stock issuable hereunder (the "Total Excite Shares") shall be determined by dividing thirty-five million dollars ($35,000,000.00), by, at Excite's sole election, of either (A) or (B), which selected per share dollar amount will be known as the per share market value (the "Per Share Market Value"). Excite shall make its election of the Per Share Market Value on or before October 31, 1997. The Per Share Market Value shall be either: (A) The average of the NASDAQ closing prices of Excite's Common Stock on all of the following days: (i) the ten (10) trading days prior to the execution of the Letter of Intent, which was executed on October 10, 1997 (the "Letter of Intent"), (ii) the date of the execution of the Letter of Intent and (iii) the ten (10) trading days after the execution of the Letter of Intent; or (B) The NASDAQ closing price of Excite's Common Stock on October 17, 1997.

                      (ii) Common Applicable Fraction. The Common Applicable Fraction shall be determined by dividing (A) the Total Excite Shares (as defined above in Subsection 1.1.1(i)) by (B) the "Total Netbot Shares", which shall equal the sum of: (i) the total number of shares of Netbot Common Stock outstanding immediately prior to the Effective Time, (ii) the total number of shares of Netbot Common Stock into which all shares of Netbot A Preferred and Netbot B Preferred that are outstanding as of the date hereof could be converted, and (iii) the total number of shares of Netbot Common Stock issuable upon exercise of all Netbot Options and Netbot Warrants outstanding immediately prior to the Effective Time (collectively (the "Total Netbot Shares").

                      (iii) Application of the Common Applicable Fraction. The holders of Netbot Common Stock shall receive such number of shares of Excite Common Stock equal to the Common Applicable Fraction multiplied by the number of shares of Netbot Common Stock so held by such stockholder. The holders of Netbot A Preferred shall receive such number of shares of Excite Common Stock equal to the Common Applicable Fraction multiplied by the number of shares of Netbot Common Stock into which each share of Netbot A Preferred is convertible. The holders of Netbot B Preferred shall receive such number of shares of Excite Common Stock equal to the Common Applicable Fraction multiplied by the number of shares of Netbot Common Stock into which each share of Netbot B Preferred is convertible.

               1.1.2 Netbot Options. At the Effective Time, Excite will automatically, by virtue of the Merger, assume all outstanding options to purchase shares of Netbot Common Stock and each holder of a Netbot Option granted (a) under the Netbot, Inc. 1996 Stock Option Plan (the "Netbot Option Plan") or (b) outside of the Netbot Option Plan, shall be entitled, in accordance with the existing terms of such Netbot Option, to purchase after the Effective Time that number of shares of Excite Common Stock determined by multiplying the aggregate number of shares of Netbot Common Stock subject to such Netbot Option at the Effective Time by the Common Applicable Fraction, and the exercise price per share for each such assumed option (the "Assumed Option") will equal the exercise price per share of the Netbot Option immediately prior to the Effective Time divided by the Common Applicable Fraction. If the foregoing calculation results in an Assumed Option (a) being exercisable for a fraction of a share of Excite Common Stock, then the number of shares of Excite Common Stock subject to such Assumed Option will be rounded down to the nearest whole number with no cash being payable for such fractional share, or (b) being exercisable for a per share exercise price that includes a fraction of a cent, the exercise price shall be rounded down to the nearest whole cent. The term, exercisability, vesting schedule, status as an "incentive stock option" under
Section 422A of the Code, if applicable, and all other terms of the Assumed Options will otherwise be unchanged unless such Netbot Option by its terms is accelerated upon the Merger. The continuous term of


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employment with Netbot will be credited to each holder of an Assumed Option as if it were employment with Excite for purposes of determining the vesting and the number of shares subject to exercise after the Effective Time. Promptly following the Effective Time, Excite will issue to each holder of an Assumed Option a document evidencing the foregoing assumption by Excite. Attached hereto as Exhibit 1.1.2 is list of all holders of Netbot Options and the number of options held by each. To the extent required by, and subject to the provisions of, such Netbot Option Plan, Excite shall comply with the terms of the Netbot Option Plan and use its reasonable best efforts to preserve the incentive stock option status after the Effective Time of the Assumed Options which qualified as incentive stock options prior to the Effective Time.

               1.1.3 Netbot Warrants. At the Effective Time, Excite will automatically, by virtue of the Merger, assume all outstanding warrants to purchase shares of Netbot Capital Stock and each holder of a Netbot Warrant (an "Assumed Warrant") shall be entitled, in accordance with the existing terms of such Netbot Warrant, to purchase after the Effective Time that number of shares of Excite Common Stock determined by multiplying the aggregate number of shares of Netbot Capital Stock subject to such Netbot Warrant at the Effective Time by the Common Applicable Fraction, and the exercise price per share for each such assumed Warrant will equal the exercise price per share of the Netbot Warrant immediately prior to the Effective Time divided by the Common Applicable Fraction. If the foregoing calculation results in an Assumed Warrant being exercisable for a fraction of a share of Excite Common Stock, then the number of shares of Excite Common Stock subject to such Assumed Warrant will be rounded down to the nearest whole number with no cash being payable for such fractional share. If the Assumed Warrant is exercisable for a per share exercise price that includes a fraction of a cent, the exercise price shall be rounded down to the nearest whole cent. The terms of the Netbot Warrants will otherwise be unchanged.

               1.1.4 Adjustments for Capital Changes. If prior to the Effective Time, Excite recapitalizes through a split-up of its outstanding shares into a greater number, or a combination of its outstanding shares into a lesser number, reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a split-up or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities convertible into shares, the number of shares of Excite Common Stock into which the shares of Netbot Capital Stock, Options, Warrants and Convertible Securities are to be converted will be adjusted appropriately so as to maintain the proportionate interests of the holders of the Netbot Capital Stock, Options, Warrants and Convertible Securities and the holders of Excite shares.

               1.1.5 Dissenting Shares. Holders of shares of Netbot Capital Stock who have complied with all requirements for perfecting dissenter's rights, as set forth in the general corporation law of the State of Delaware ("Delaware Law"), shall be entitled to their rights under the Delaware Law with respect to such shares ("Dissenting Shares").

        1.2 Fractional Shares. No fractional shares of Excite Common Stock will be issued in connection with the Merger, but in lieu thereof, the holder of any shares of Netbot Capital Stock who would otherwise be entitled to receive a fraction of a share of Excite Common Stock will receive from Excite, promptly after the Effective Time, an amount of cash equal to (i) the Per Share Market Value, as determined in Subsection 1.1.1(i) above, multiplied by (ii) the fraction of a share to which such holder would otherwise be entitled.


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        1.3 Escrow Agreement. At the closing of the Merger (the "Closing"),
Excite will withhold that number of shares of Excite Common Stock which equals five percent (5%) of the Total Excite Shares in the Merger, otherwise issuable to the Netbot Stockholders and issuable upon exercise of the Assumed Options held by Eric Zocher and Dan Campi (which certificates shall be delivered to the Escrow Agent at the time of such exercise, if exercised during the Escrow Period (as defined below)), on a pro rata basis, as determined pursuant to this Section
1.3 (rounded down to the nearest whole number of shares to be issued to each Netbot Stockholder) and deliver such shares (the "Escrow Shares") to Chase Trust Company of California (the "Escrow Agent"), as escrow agent, to be held by the Escrow Agent as collateral for the Netbot Stockholder's obligations under
Section 10.2 and pursuant to the provisions of an escrow agreement (the "Escrow Agreement") in substantially the form of Exhibit 1.3. The Escrow Shares subject to the terms of the Escrow Agreement shall include such pro rata share of the Escrow Shares of each Assumed Option held by Dan Campi and Eric Zocher, regardless of when or if exercised. The Escrow Shares will be represented by a certificate or certificates issued in the name of the Netbot Stockholders and delivered to the Escrow Agent (except for the shares of Assumed Options not yet exercised) and will be held as collateral for Damages suffered by an Indemnified Person (each as defined in Section 10.2) for breaches of the representations, warranties and covenants of Netbot contained in this Agreement. The Escrow Shares shall equal five percent (5%) of the Total Excite Shares. The Escrow Shares will be delivered and will be held by the Escrow Agent from the Closing until the earlier of (a) the date on which Excite has received audited financial statements together with a report thereon from Excite's independent auditors covering the combined results of Excite and Netbot for the first fiscal year of Excite ending after the Closing Date (i.e., the year ending December 31, 1997), for items expected to be encountered in the audit process, provided that Excite shall have a reasonable period of time, not to exceed ninety (90) days from the end of its fiscal year, to review the audit results to determine if any claim for Damages exists under Section 10.2 of the Plan and Excite shall provide notice of any claim for Damages within ninety (90) day period, and (b) six (6) months after the Closing Date for all other items (the "Escrow Period"). However, in all cases as to matters which an Indemnified Person has given written notice of a claim for Damages during the Escrow Period, such period with respect thereto shall continue until such claim for Damages is finally resolved and the Netbot Stockholder's indemnification obligations under Section 10.2 hereof with respect thereto are fully satisfied.

               In the event that the Merger is approved by the Netbot Stockholders, as provided herein, the Netbot Stockholders shall, without any further act of any Netbot Stockholder, be deemed to have consented to and approved (i) the use of the Escrow Shares as collateral for the Netbot Stockholder's indemnification obligations under Section 10.2 in the manner set forth in the Escrow Agreement, (ii) the appointment of Eric E. Zocher, Robert T. Nelson and Garrett Gruener as the joint representatives of the Netbot Stockholders (collectively, the "Representatives") under the Escrow Agreement and as the attorney-in-fact and agent for and on behalf of each Netbot Stockholder (other than holders of Dissenting Shares), Dan Campi and Eric Zocher, and the taking by the Representatives of any and all actions and the making of any decisions required or permitted to be taken by the Representatives under the Escrow Agreement (including, without limitation, the exercise of the power to: (a) authorize delivery to Excite of Escrow Shares in satisfaction of claims by Excite; (b) agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; (c) resolve any claim made by Indemnified Persons pursuant to Section 10.2; and (d) take all actions necessary in the judgment of the


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Representatives for the accomplishment of the foregoing) and (iii) to all of the other terms, conditions and limitations in the Escrow Agreement.

        1.4 Effects of the Merger. At the Effective Time: (a) the separate existence of Sub will cease and Sub will be merged with and into Netbot, and Netbot will be the surviving corporation, pursuant to the terms of the Agreement of Merger, (b) the Certificate of Incorporation and Bylaws of Netbot will be amended and restated to be the same as the Certificate of Incorporation and Bylaws of Sub; provided, however, that the corporate name of Netbot will not change, (c) the Board of Directors and officers of Excite will remain unchanged,
(d) all the directors of Netbot immediately prior to the Effective Time will resign and the directors of the Sub shall automatically become the directors of the surviving corporation and the officers of Netbot immediately prior to the Effective Time will resign and the officers of the Sub shall automatically become the officers of the surviving corporation, (e) each share of Netbot Capital Stock outstanding immediately prior to the Effective Time will be converted into Excite Common Stock and each Netbot Option and Netbot Warrant outstanding immediately prior to the Effective Time will be assumed by Excite, each as provided in Sections 1.1 and 1.2, (f) Excite, which held all the outstanding shares of the Sub prior to the Effective Time will instead hold all the outstanding shares of Netbot and (g) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

        1.5 S-3 Registration Rights and Registration on Form S-8.

               1.5.1 S-3 Registration Rights. Effective upon the Effective Time, each Netbot Stockholder who receives shares of Excite Common Stock, including shares issued pursuant to the exercise of Assumed Warrants, in the Merger pursuant to Section 1.1 hereof shall be granted Form S-3 registration rights (other than pursuant to the assumption of Assumed Options, which shall be covered by a Form S-8 pursuant to Section 1.5.2 hereof) under the Securities Act of 1933, as amended (the "1933 Act") on the terms and subject to the conditions and limitations of the Registration Rights Agreement attached hereto as Exhibit 1.5.1A (the "Registration Rights Agreement"). Within ninety (90) days of the Closing, Excite will cause to be filed a Registration Statement on Form S-3 covering the resale of all securities issued in the Merger, including shares issued pursuant to the exercise of the Assumed Warrants (other than Assumed Options which shall be covered by the Form S-8, pursuant to Section 1.5.2 hereof). Excite will use its best efforts to cause the Registration Statement to become effective promptly after filing and shall keep such Registration Statement effective until such time as each recipient of Excite Common Stock is eligible to sell all of the Excite Common Stock held by each such recipient (other than those covered by the Form S-8) in a three (3) month period pursuant to the resale restrictions provided for in Rule 144 under the 1933 Act. Each Netbot Stockholder shall agree that the Excite Common Stock issued to him (with the exception of 150,000 shares) (the "Lock-up Shares"), to the extent requested by Excite or an underwriter of securities of Excite, be subject, on a pro rata basis, to the lock-up provisions included in the Registration Rights Agreement in the event Excite initiates an underwritten offering of at least twenty million dollars ($20,000,000.00) of newly issued shares of Excite Common Stock with nationally recognized managing underwriters while the S-3 Registration Statement is effective; provided, however, the lock-up provisions shall not apply to (a) the Lock-up Shares that, prior to the time of the underwritten offering, have been sold to the public or (b) any Netbot Stockholder, that, at the time of the request, has a beneficial ownership of less than one and one half percent (1 1/2%) of the outstanding shares of Excite Common Stock. Notwithstanding the foregoing or any provision to the contrary contained in the Registration Rights Agreement, no Netbot Stockholder will be obligated under the lock-up provisions included in the Registration Rights Agreement


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unless Excite officers, directors, key employees and beneficial owners of greater than one and one half percent (1 1/2%) of Excite's outstanding Common Stock enter into identical lock-up agreements. In order to enforce the foregoing covenants, Excite shall have the right to place restrictive legends on the certificates of the Excite Common Stock issued in the Merger, indicating that the shares are subject to the provisions of the Registration Rights Agreement until the sale of such shares.

               1.5.2 Registration on Form S-8. In addition, Excite shall use its best efforts to cause the shares of Excite Common Stock that are issuable upon exercise of the Assumed Options to be registered under the Securities Act on Form S-8 ("Form S-8"). Netbot will reasonably cooperate with Excite to the best of Netbot's ability in the preparation of the Form S-8.

        1.6 Qualify as a Tax-Free Reorganization. The parties intend to adopt this Agreement as a plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) of the Code. The parties believe that the total value of the Excite Common Stock to be received in the Merger by the Netbot Stockholders is equal, in each instance, to the total value of the Netbot Capital Stock to be surrendered in exchange therefor. The Excite Common Stock issued in the Merger will be issued solely in exchange for Netbot Capital Stock, Netbot Options and Netbot Warrants, respectively, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for the Netbot Capital Stock, Netbot Options and Netbot Warrants. Except for cash paid in lieu of fractional shares or for Dissenting Shares, no consideration that could constitute "other property" within the meaning of Section 356 of the Code is being paid by Excite for the Netbot Capital Stock in the Merger. The parties shall not take a position on any tax returns inconsistent with this Section 1.6 unless required to do so by applicable tax laws pursuant to a determination as defined in
Section 1313(c) of the Code. In addition, Excite represents now, and as of the Closing Date, that it presently intends to continue Netbot's historic business or use a significant portion of Netbot's business assets in a business and that it has no current plan or intention to liquidate Netbot, to merge Netbot with and into another corporation, to sell or otherwise dispose of the stock of Netbot or to cause Netbot to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code. At the Closing, the Chief Financial Officers of Excite and Netbot shall each execute and deliver tax certificates in the forms of Exhibits 1.6A-B, together with an acknowledgment that such certificates will be relied upon by Netbot and Excite in determining whether the Merger constitutes a reorganization under Section 368(a) of the Code. The provisions and representations contained or referred to in this
Section 1.6 shall survive until the expiration of the applicable statute of limitations.

2.      REPRESENTATIONS AND WARRANTIES OF NETBOT AND PRINCIPAL SHAREHOLDERS

        Netbot, Eric E. Zocher and Dan Campi, jointly and severally, hereby represent and warrant as follows, except as set forth in the Netbot Schedule of Exceptions (in numbered paragraphs that correspond to the Section numbers below) simultaneously delivered to Excite with the execution of this Agreement, as
Exhibit 2.0:

        2.1 Organization and Good Standing. Netbot is a corporation duly organized, validly existing and in good standing under the law of the State of Delaware, and is in good standing under the law of the State of Washington, has the corporate power and authority to own, operate


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and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified could reasonably be expected to have a material adverse effect on its business, results of operations or financial condition.

        2.2    Power, Authorization and Validity.

               2.2.1 Netbot has the right, power, legal capacity and authority to enter into and, subject to Netbot Stockholder approval, perform its obligations under this Agreement and all agreements to which Netbot is or will be a party that are required to be executed pursuant to this Agreement (the "Netbot Ancillary Agreements"). The execution, delivery and performance of this Agreement and the Netbot Ancillary Agreements have been duly and validly approved and authorized by Netbot's Board of Directors.

               2.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable Netbot to enter into, and to perform its obligations under, this Agreement and the Netbot Ancillary Agreements, except for (a) the filing of the Agreement of Merger with the Delaware Secretary of State, and the filing of appropriate documents with the relevant authorities of other states in which Netbot is qualified to do business, if any, (b) such filings as may be required to comply with federal and state securities laws, (c) consents required under contracts disclosed in Exhibit 2.11 and (d) the approval of the Netbot Stockholders of the transactions contemplated hereby, as provided under applicable law and Netbot's Certificate of Incorporation and Bylaws.

               2.2.3 This Agreement and the Netbot Ancillary Agreements are, or when executed by Netbot will be, valid and binding obligations of Netbot enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification or contribution in connection with the offering, issuance or sale of securities; provided, however, that the Agreement of Merger will not be effective until filed with the Delaware Secretary of State.

        2.3 Capitalization. The authorized capital stock of Netbot consists of five million (5,000,000) shares of Common Stock and two million five hundred thousand (2,500,000) shares of Netbot A Preferred and Netbot B Preferred (collectively, the "Preferred Stock"). Of the Netbot Preferred Stock, three hundred ninety three thousand seven hundred fifty (393,750) shares are designated as Series A Preferred Stock and five hundred and three thousand four hundred and fifty (503,450) shares are designated as Series B Preferred Stock. As of October 10, 1997, nine hundred seventy thousand (970,000) shares of Netbot Common, three hundred ninety three thousand seven hundred fifty (393,750) shares of Netbot Series A Preferred and five hundred thousand four hundred ten (500,410) shares of Netbot Series B Preferred, are issued and outstanding. An aggregate of five hundred fifty thousand (550,000) shares of Netbot Common are reserved and authorized for issuance pursuant to the Netbot Option Plan, of which options to purchase a total of four hundred fifty six thousand four hundred thirty two (456,432) shares of Common Stock are outstanding thereunder. Warrants to purchase four thousand five hundred sixty (4,560) shares of Netbot Series B Preferred are issued an outstanding. All issued and outstanding shares of Netbot Capital Stock have been duly authorized and validly issued, are fully paid and non assessable, are not subject to any right of rescission, and have been offered, issued, sold and delivered by Netbot in compliance with all registration or qualification


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requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. A list of all holders of Netbot Common Stock, Preferred Stock, Options and Warrants and the number of shares, options and warrants held by each has been delivered by Netbot to Excite herewith as Exhibit 2.3. Except as set forth in this Section 2.3 and in Exhibit 2.3, there are no options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase any of Netbot's authorized but unissued capital stock or any securities convertible into or exchangeable for shares of Netbot Capital Stock or obligating Netbot to grant, extend, or enter into any such option, warrant, call, right, commitment, conversion privilege or other right or agreement, and there is no liability for dividends accrued but unpaid. Except as indicated in the Netbot Schedule of Exceptions, there are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of Netbot's outstanding securities. Except as indicated in the Netbot Schedule of Exceptions, Netbot is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued. None of the Netbot Options or other issuances of securities under the Netbot Option Plan or outside the Netbot Option Plan are subject to acceleration or automatic vesting as a result of the Merger, except for certain Netbot Options issued to Eric E. Zocher, Dan Campi, and Netbot Common Stock held by Dan Weld and Oren Etzioni.

        2.4 Subsidiaries. Netbot does not have any subsidiaries or any ownership interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

        2.5 No Violation of Existing Agreements. Neither the execution and delivery by Netbot of this Agreement nor of any Netbot Ancillary Agreement, nor the consummation by Netbot of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Certificate of Incorporation or Bylaws of Netbot, as currently in effect, (b) in any material respect, any Material Agreement (as defined in Section 2.11) to which Netbot is a party or by which Netbot is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Netbot or its assets or properties, except, in each case, where such conflict, termination, breach, impairment or violation would not have a material adverse effect on Netbot's business, results of operations or financial condition.

        2.6 Litigation. There is no action, proceeding, claim or investigation pending against Netbot before any court or administrative agency that if determined adversely to Netbot may reasonably be expected to have a material adverse effect on the present or future operations or financial condition of Netbot; nor, to the best of Netbot's knowledge, has any such action, proceeding, claim or investigation been threatened. There is, to Netbot's knowledge, no reasonable basis for any shareholder or former shareholder of Netbot, or any other person, firm, corporation, or entity, to assert a claim against Netbot or Excite based upon: (a) ownership or rights to ownership of any shares of Netbot Capital Stock (except for dissenter's rights with respect to shares of Excite Common Stock issuable by virtue of the Merger), (b) any rights as an Netbot Stockholder, including any option or preemptive rights or rights to notice or to vote, or (c) any rights under any agreement among Netbot and the Netbot Stockholders.

        2.7 Taxes. Netbot has timely filed all federal, state, local and foreign tax returns, estimates, information statements and reports required to be filed with respect to Netbot and its operations (collectively, "Returns"), has timely paid all taxes shown due on all Returns which have been filed, has established an adequate accrual or reserve for the payment of all taxes, due


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and payable, including reasonable accruals for taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable Returns, has made all necessary estimated tax payments, and has no material liability for taxes in excess of the amounts so paid or accruals or reserves so established. Netbot is not delinquent in the payment of any tax nor delinquent in the filing of any Returns, and no deficiencies for any tax have been threatened, claimed, proposed, or assessed by any taxing authority. Netbot has not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any tax. Netbot has not received any notification that any material issues have been raised (and are currently pending) by the Internal Revenue Service or any other taxing authority (including but not limited to any sales tax authority) regarding Netbot. No tax return of Netbot has ever been audited by the Internal Revenue Service or any state taxing agency or authority. Netbot has provided to Excite copies of all federal and state income and all state sales and use Returns for all periods since the date of Netbot's incorporation. There are no liens, pledges, charges, claims, security interests or other encumbrances of any sort on the assets of Netbot relating to or attributable to taxes, other than liens for taxes not yet due and payable. There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Netbot that, individually or collectively, could give rise to the payment of any amount that would be disallowed pursuant to Section 280G or 162(m) of the Code. Netbot is not a party to a tax sharing or allocation agreement nor does Netbot owe any amount under any such agreement. Netbot is not, and has not been at any time, a "United States real property holding corporation" within the meaning of
Section 897(c)(2) of the Code. Netbot has not filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Netbot. None of Netbot's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code. For the purposes of this Agreement, the terms "tax" and "taxes" include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

        2.8 Netbot Financial Statements. Netbot has delivered to Excite as
Exhibit 2.8 Netbot's (a) unaudited balance sheet as of December 31, 1996 (the "1996 Balance Sheet") and income statement and statement of cash flows for the twelve (12) month period then ended (collectively, the "1996 Financial Statements"), and (b) unaudited balance sheet as of September 30, 1997 (the "September 30 Balance Sheet") and income statement and statement of cash flows for the three (3) month period then ended (collectively, the "September Financial Statements") (the 1996 Financial Statements and September Financial Statements are collectively referred to herein as the "Financial Statements"). The Financial Statements are in accordance with the books and records of Netbot and fairly present the financial condition of Netbot at the dates therein indicated and the results of operations for the periods therein specified in all material respects. The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as to footnotes, and, with respect to the 1996 Financial Statements, normal year end or audit adjustments). Netbot has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Financial Statements which would be required under generally accepted accounting principles to be reflected or reserved, except for those that may have been incurred after the date of the Financial Statements in the ordinary course of its business, consistent with past practice and that are not material in amount either individually or collectively or in the course of entering into this Agreement, such as attorneys' fees.

        2.9 Title to Properties. Netbot has good and marketable title to or a leasehold or other rights to use all of its assets as shown on the September 30 Balance Sheet, free and clear of all liens, charges, restrictions or encumbrances (other than for taxes not yet due and payable) in excess of twenty five thousand dollars ($25,000) in the aggregate. All machinery and equipment included in such properties is in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Netbot is a party are fully effective and afford Netbot peaceful and undisturbed possession of the subject matter of the lease. To Netbot's knowledge, Netbot is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a material adverse effect on its business), and has not received any notice of such violation with which it has not complied.

        2.10 Absence of Certain Changes. Since September 30, 1997, there has not been with respect to Netbot:

               (a) any change in the financial condition, properties, assets, liabilities, business or operations thereof which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a material adverse effect on Netbot's business;

               (b) any material contingent liability incurred thereby as guarantor or otherwise with respect to the obligations of others;

               (c) any mortgage, encumbrance or lien placed on any of the material properties of Netbot other than in the ordinary course of business;

               (d) any material obligation or liability incurred thereby other than obligations and liabilities incurred in the ordinary course of business or in connection with this Agreement;

               (e) any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the material properties or assets of Netbot other than in the ordinary course of business;

               (f) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of Netbot;

               (g) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock thereof, any split, combination or recapitalization of the capital stock thereof or any direct or indirect redemption, purchase or other acquisition of the capital stock thereof;

               (h) any labor dispute or claim of unfair labor practices, any change in the compensation payable or to become payable to any of its officers, employees or agents, or any bonus payment or arrangement made to or with any of such officers, employees or agents;

               (i) any change with respect to the management, supervisory or other key personnel thereof;

               (j) any payment or discharge of a material lien or liability thereof which lien was not either shown on the 1996 Balance Sheet or incurred in the ordinary course of business thereafter; or

               (k) any material obligation or liability incurred thereby to any of its officers, directors or shareholders or any loans or advances made thereby to any of its officers, directors or shareholders except normal compensation and expense allowances payable to officers, consultants and directors.

        2.11 Material Agreements, Contracts and Commitments. Except as set forth on Exhibit 2.11 delivered to Excite herewith, Netbot is not a party or subject to any oral or written contracts, obligations, commitments, plans, leases, instruments, arrangements or licenses not entered into in the ordinary course of business which is material to the business of Netbot (each a "Material Agreement"), including, but not limited to any:

               (a) Contract providing for potential payments by or to Netbot in excess of One Hundred Thousand Dollars ($100,000.00) or more;

               (b) Product distribution agreement, development agreement, or license agreement as licensor or licensee (except for standard non-exclusive software licenses granted to end-user customers in the ordinary course of business the form of which has been provided to Excite's counsel or standard licenses purchased by Netbot for off-the-shelf software);

               (c) Material agreement for the lease of real or personal property;

               (d) Joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons;

               (e) Instrument evidencing or related in any way to indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business, and except as disclosed in the Financial Statements;

               (f) Contract containing covenants purporting to limit Netbot's freedom to compete in any line of business in any geographic area; or

               (g) Stock redemption or purchase agreement yet to be performed.

               To its knowledge, all Material Agreements listed in Exhibit 2.11 constitute valid and enforceable obligations of the parties thereto and are in full force and effect. Netbot is not, nor, to the knowledge of Netbot, Eric E. Zocher and Dan Campi, is any other party thereto, in breach or default in any material respect under the terms of any such Material Agreement, which breach or default may reasonably be expected to have a material adverse effect on Netbot. A copy of each agreement or document listed on Exhibit 2.11 has been delivered to Excite's counsel. Netbot is not a party to any contract or arrangement which has had or could reasonably be expected to have a material adverse effect on its business or prospects.

        2.12 Intellectual Property. Netbot owns, or has the rights to use, sell or license all Intellectual Property Rights (as defined below) necessary or required for the conduct of, or used in, its business as presently conducted and as contemplated to be conducted (such Intellectual Property Rights being hereinafter collectively referred to as the "Netbot IP Rights") and such rights to use, sell or license are reasonably sufficient for the conduct of its business and as contemplated to be conducted. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any Netbot IP Right (the "Netbot IP Rights Agreements"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Netbot IP Right or materially impair the right of Netbot to use, sell or license any Netbot IP Right or portion thereof (except where such breach, forfeiture or termination would not have a material adverse effect on Netbot, taken as a whole). There are no royalties, honoraria, fees or other payments payable by Netbot to any person by reason of the ownership, use, license, sale or disposition of the Netbot IP Rights (other than as set forth in the Netbot IP Rights Agreements listed in Exhibit 2.12). Neither the manufacture, marketing, license, sale or intended use of any product currently licensed or sold by Netbot or currently under development by Netbot violates any license or agreement between Netbot and any third party or infringes any Intellectual Property Right of any other party; and there is no pending or, to the knowledge of Netbot, Eric E. Zocher and Dan Campi, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Netbot IP Right; nor, to the knowledge of Netbot, Eric E. Zocher and Dan Campi is there any basis for any such claim; nor has Netbot received any notice asserting that any Netbot IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the best knowledge of Netbot, Eric E. Zocher and Dan Campi, is there any reasonable basis for any such assertion. Netbot has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material Netbot IP Rights. Exhibit 2.12 contains a list of all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by Netbot to perfect or protect its interest in Netbot IP Rights, including, without limitation, all registered patents, patent applications, registered copyrights, copyright applications, registered trademarks, trademark applications, registered tradenames, issued service marks, service mark applications and all Netbot IP Rights Agreements (except for object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same). As used herein, the term "Intellectual Property Rights" shall mean all industrial and intellectual property rights in any jurisdiction in the world, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, moral rights, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

        2.13 Compliance with Laws. Netbot has complied, or prior to the Closing Date will have complied, and is or will be at the Closing Date in full compliance, in all material respects with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to the assets, properties, and business thereof (the violation of which would have a material adverse effect upon its business), including, without limitation: (a) all applicable federal and state securities laws and regulations, (b) all applicable federal, state, and local laws, ordinances, regulations, and all orders, writs, injunctions, awards, judgments, and decrees pertaining to (i) the sale, licensing, leasing, ownership, or management of its owned, leased or licensed real or personal property, products and technical data, (ii) employment and employment practices, terms and conditions of employment, and wages and hours and (iii) safety, health, fire prevention, environmental protection, toxic waste disposal, building standards, zoning and other similar matters (c) the Export Administration Act and regulations promulgated thereunder and all other laws, regulations, rules, orders, writs, injunctions, judgments and decrees applicable to the export or re-export of controlled commodities or technical data and (d) the Immigration Reform and Control Act. Netbot has received all permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business and which, if not received or filed, would have a material adverse effect on its business, other than changes that affect the Internet Community as a whole and not Netbot exclusively; provided that Netbot itself is not a party to any such proceeding or investigation.

        2.14 Certain Transactions and Agreements. To Netbot's knowledge, none of its officers or directors or Eric E. Zocher nor Dan Campi, nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with Netbot (except with respect to any interest in less than five percent (5%) of the stock of any corporation whose stock is publicly traded). None of the officers, directors or Eric E. Zocher or Dan Campi, nor any member of their immediate families, is directly or indirectly interested in any contract or informal arrangement with Netbot, except for normal compensation for services as an officer, consultant, director or employee thereof and contracts with respect to Netbot Capital Stock, Netbot Options or Netbot Warrants. None of said officers, directors or Eric E. Zocher or Dan Campi, nor any member of their immediate families, has any interest in any property, real or personal, tangible or intangible, including inventions, patents, copyrights, trademarks or trade names or trade secrets, used in or pertaining to the business of Netbot, except for the normal rights of a shareholder.

        2.15.  Employees, ERISA and Other Compliance.

               2.15.1 Except as set forth in Exhibit 2.15.1, Netbot has no employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All current and former officers, employees and consultants of Netbot having access to proprietary information or in any way involved with the creation of Netbot Intellectual Property Rights have executed and delivered to Netbot an agreement regarding the protection of such proprietary information or Netbot Intellectual Property Rights and the assignment of inventions to Netbot; copies of the form of all such agreements have been delivered to Excite's counsel.

               2.15.2 Netbot (i) has not ever been nor is subject to a union organizing effort, (ii) is not subject to any collective bargaining agreement with respect to any of its employees, (iii) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, or (iv) has not any current labor disputes. Netbot has good labor relations and has no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on such labor relations and has no knowledge that any of its key employees intends to leave its employ.

               2.15.3 Exhibit 2.15.3 identifies each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently or previously maintained, contributed to or entered into by Netbot under which Netbot or any ERISA Affiliate (as defined below) thereof has any present or future obligation or liability (collectively, the "Netbot Employee Plans"). For purposes of this Section 2.15.3, "ERISA Affiliate" shall mean any entity which is a member of (A) a "controlled group of corporations," as defined in Section 414(b) of the Code, (B) a group of entities under "common control," as defined in Section 414(c) of the Code, or (C) an "affiliated service group," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes Netbot. Except as set forth in Exhibit 2.15.3, copies of all Netbot Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and summary plan descriptions thereof (including summaries of material modifications) have been delivered to Excite or its counsel, together with the three most recent annual reports (Form 5500, including, if applicable, Schedule B thereto), if such reports are required by ERISA, prepared in connection with any such Netbot Employee Plan. All Netbot Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in
Section 3(2) of ERISA (collectively, the "Netbot Pension Plans"), are identified as such in Exhibit 2.15.3. All contributions due from Netbot prior to the Closing Date with respect to any of the Netbot Employee Plans have been or will be made prior to such Closing Date or have otherwise been accrued on Netbot's financial statements as required by generally accepted accounting principles and all such contributions have or will be made in accordance with ERISA. Each Netbot Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Netbot Employee Plans.

               2.15.4 No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Netbot Employee Plan which is covered by Title I of ERISA which would result in a material liability to Netbot taken as a whole, excluding transactions effected pursuant to (or covered by) a statutory, regulatory or administrative exemption. Neither Netbot nor any of its officers or directors have engaged in any transaction or acted or failed to act in any manner that violates the fiduciary requirements of ERISA with respect to any Netbot Employee Plan and that would subject Netbot or any of its officers or directors to a material liability. No event or omission has occurred in connection with any Netbot Employee Plan that would make Netbot or any of its officers or directors liable for any material tax (as defined in Section 2.7) or material penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA.

               2.15.5 Except as set forth in Exhibit 2.15.5, any Netbot Pension Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service that the Plan document for such Netbot Pension Plan satisfies the requirements for qualification, and Netbot is not aware of any reason why such determination may not be relied upon by such plan (other than changes in the law resulting from the Small Business Job Protection Act of 1996 and the Taxpayers Relief Act of
1997).

               2.15.6 Exhibit 2.15.6 lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (A) is not an Netbot Employee Plan,
(B) is entered into, maintained or contributed to, as the case may be, by Netbot and (C) covers any employee or former employee of Netbot. Such contracts, plans and arrangements as are described in this Section 2.15.6 are herein referred to collectively as the "Netbot Benefit Arrangements." Each Netbot Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Netbot Benefit Arrangement. Netbot has delivered to Excite or its counsel a complete and correct copy or description of each Netbot Benefit Arrangement.

               2.15.7 Except as set forth in Exhibit 2.15.7, there has been no amendment to, or written interpretation or announcement (whether or not written) by Netbot relating to, or material change in employee participation or coverage under, any Netbot Employee Plan or Netbot Benefit Arrangement that would increase materially the expense of maintaining such Netbot Employee Plan or Netbot Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1996.

               2.15.8 Netbot (or its designee) has timely provided to individuals entitled thereto all required notices and coverage pursuant to
Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) under any Netbot Employee Plan occurring prior to and including the Closing Date, except where the failure to do so would not result in a material liability to Netbot and no material Tax payable on account of Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of Netbot.

               2.15.9 No benefit payable or which may become payable by Netbot due to the consummation of the transactions contemplated by this Agreement or pursuant to any Netbot Employee Plan or any Netbot Benefit Arrangement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of a material excise Tax under
Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

               2.15.10 Netbot is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, but not including ERISA.

               2.15.11 To Netbot's knowledge, no employee of Netbot is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other contract or agreement, or any restrictive covenant relating to the right of any such employee to be employed thereby, or to use trade secrets or proprietary information of others, and the employment of such employees by Netbot does not subject Netbot to any liability.

               2.15.12 A list of all employees, officers and consultants of Netbot and their current compensation has been delivered to Excite.

               2.15.13 Except for the agreements described in Section 1.1.2 hereof, Netbot is not a party to any (a) agreement with any executive officer or other key employee thereof (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Netbot in the nature of any of the transactions contemplated by this Agreement and the Agreement of Merger, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement and the Agreement of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement and the Agreement of Merger.

        2.16 Corporate Documents. Netbot has made available to Excite for examination all documents and information listed in the Netbot Schedule of Exceptions or other Exhibits called for by this Agreement or which have been requested by Excite's legal counsel, including, without limitation, the following: (a) copies of Netbot's Certificate of Incorporation and Bylaws as currently in effect; (b) its Minute Book containing all records of all proceedings, consents, actions, and meetings of the shareholders, the board of directors and any committees thereof; (c) its stock ledger and journal reflecting all stock issuances and transfers; and (d) all permits, orders, and consents issued by any regulatory agency with respect to Netbot, or any securities of Netbot, and all applications for such permits, orders, and consents.

        2.17 No Brokers. Neither Netbot nor any of Eric E. Zocher and Dan Campi are obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Netbot Ancillary Agreements or in connection with any transaction contemplated hereby or thereby.

        2.18 Disclosure. Neither this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by Netbot to Excite under this Agreement, when taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not materially misleading.

        2.19 Information Supplied. None of the information supplied or to be supplied by Netbot to its Stockholders in connection with any written consent by Stockholders (collectively, "Stockholder Materials"), at the date such information was supplied prior to the time the Netbot Stockholders were requested to execute a written consent to approve the Merger, contained or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not materially misleading; provided, however, that Netbot makes no representations or warranties regarding information furnished by or related to Excite.

        2.20 Insurance. Netbot maintains fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance which it believes to be reasonably prudent for similarly sized and similarly situated businesses.

        2.21   Environmental Matters.

               2.21.1 During the period that Netbot has leased or owned its properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) by Netbot, or to Netbot's or Eric E. Zocher's or Dan Campi's knowledge, by others, on, from or under such properties or facilities, the liability for which would have a material adverse effect on Netbot's business. Netbot has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to Netbot having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms

"disposal," "release," and "threatened release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"). For the purposes of this Agreement "Hazardous Materials" shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous materials," "toxic substance" or "hazardous chemical" under (1) CERCLA; (2) any similar federal, state or local law; or (3) regulations promulgated under any of the above laws or statutes.

               2.21.2 To the knowledge of Netbot, Eric E. Zocher and Dan Campi, none of the properties or facilities of Netbot is in material violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that Netbot has owned or leased its properties and facilities, neither Netbot nor, to Netbot's and Eric E. Zocher's and Dan Campi's knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials except in substantial accordance with applicable environmental laws.

               2.21.3 During the time that Netbot has owned or leased its respective properties and facilities, there has been no litigation brought or, to its knowledge threatened, against Netbot by, or any settlement reached by Netbot with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

        2.22 Interested Party Transactions. No officer or director of Netbot or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directly or indirectly, a material interest in: (i) any person or entity which purchases from or sells, licenses or furnishes to Netbot any goods, property, technology or intellectual or other property rights or services; or (ii) any contract or agreement to which Netbot is a party or by which it may be bound or affected.

3.      REPRESENTATIONS AND WARRANTIES OF EXCITE AND SUB

        Excite and Sub hereby jointly and severally represent and warrant as follows, that, except as set forth on the Excite Schedule of Exceptions delivered to Netbot as Exhibit 3.0:

        3.1 Organization and Good Standing.

               3.1.1 Excite is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified could reasonably be expected to have a material adverse effect on its present operations or financial condition.

               3.1.2 Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified could reasonably be expected to have a material adverse effect on its present operations or financial condition.

        3.2    Power, Authorization and Validity.

               3.2.1 Excite and Sub have the right, power, legal capacity and authority to enter into and perform their obligations under this Agreement, and all agreements to which Excite or Sub is or will be a party that are required to be executed pursuant to this Agreement (the "Excite Ancillary Agreements"). The execution, delivery and performance of this Agreement and the Excite Ancillary Agreements have been duly and validly approved and authorized by Excite's Board of Directors and Sub's Board of Directors and sole stockholder.

               3.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable Excite or Sub to enter into, and to perform its obligations under, this Agreement and the Excite Ancillary Agreements, except for (a) the filing of the Agreement of Merger with the Delaware Secretary of State, the filing of appropriate documents with the relevant authorities of other states in which Excite and Sub are qualified to do business, if any; and
(b) such filings as may be required to comply with federal and state securities laws.

               3.2.3 This Agreement and the Excite Ancillary Agreements are, or when executed by Excite and/or Sub (as applicable) will be, valid and binding obligations of Excite and Sub enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification or contribution in connection with the offering, issuance or sale of securities; provided, however, that the Agreement of Merger will not be effective until filed with the Delaware Secretary of State.

               3.2.4 Due Authorization. The Excite Common Stock to be issued to Netbot Stockholders in the Merger, when issued by Excite pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will be issued in compliance with applicable federal and state securities laws and will be free and clear of all liens, encumbrances and adverse claims and, except as provided in the Netbot Affiliates Agreement (as defined in Section 4.11 hereof), may be resold by Netbot affiliates in accordance with Rule 145 of the Securities Act and may be freely resold, without restriction, by non-affiliates of Netbot.

        3.3 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor any Excite Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Articles of Incorporation or Certificate of Incorporation of Excite or Sub, respectively, or the Bylaws of Excite or Sub, all as currently in effect, (b) in any material respect, any material instrument or contract to which Excite or Sub is a party or by which Excite or Sub is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Excite or Sub or their assets or properties. Excite is not currently in material violation of any agreement material to its business.

        3.4 Disclosure. Excite has made available to Netbot an investor disclosure package consisting of true and complete copies of (a) all Forms 10-Q and 8-K filed by Excite with the Securities and Exchange Commission (the "SEC") since its Initial Public Offering on

April 10, 1996 (the "IPO") and up to the date of this Agreement, (b) any registration statement and amendments thereto filed with the SEC by Excite in the twelve (12) month period prior to execution of this Agreement, and (c) all proxy materials distributed to Excite's shareholders since the IPO and up to the date of this Agreement (collectively, the "SEC Reports"). The SEC Reports (i) at the time filed, complied in all material respects with applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) do not, when taken as a whole as of the date of this Agreement, contain any untrue statement of a material fact or fail to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including, in each case, any related notes) contained in the SEC Reports, including any SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respect with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Excite as of the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

        3.5 Absence of Certain Changes. Since the September 30, 1997 financial statements included in the SEC Reports, there has not been any change in the financial condition, properties, assets, liabilities, business or operations of Excite which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a material adverse effect thereon except as disclosed in the SEC Reports.

        3.6 Compliance with Laws. Excite and Sub have complied, or prior to the Closing Date will have complied, and are or will be at the Closing Date in full compliance, in all material respects with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to them, the violation of which would have a material adverse effect upon their business. Excite and Sub have received all permits and approvals from, and have made all filings with, third parties, including government agencies and authorities, that are necessary in connection with their present business. To Excite's and Sub's knowledge, there are no legal or administrative proceedings or investigations pending or threatened, that, if enacted or determined adversely to them, would result in any material adverse change in the present or future operations or financial condition thereof, other than changes that affect the Internet Community as a whole and not Excite exclusively; provided that Excite itself is not a party to any such proceeding or investigation.

        3.7 Information Supplied. None of the information supplied or to be supplied by Excite for distribution to Netbot Stockholders in connection with any Stockholder vote, including the SEC Reports, at the date such information was supplied prior to the time Netbot Stockholders were requested to execute a written consent to approve the Merger, contained or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not materially misleading; provided, however, that Excite makes no representations or warranties regarding information furnished by or related to Netbot.

        3.8 No Brokers. Excite and Sub are not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Excite Ancillary Agreements or in connection with any transaction contemplated hereby or thereby.

4.      NETBOT AND PRINCIPAL SHAREHOLDER PRECLOSING COVENANTS

        During the period from the date of this Agreement until the Effective Time, Netbot and each of Eric E. Zocher and Dan Campi for purpose of Sections
4.4 and 4.10 only, covenant and agree as follows:

        4.1 Advice of Changes. Netbot will promptly advise Excite in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Netbot contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material and adverse respect and (b) of any material adverse change in Netbot's business, results of operations or financial condition provided, however, that Netbot need not notify Excite of incurring continuing losses in its business consistent with past practices or incurring normal and reasonable liabilities for services in connection with this Agreement.

        4.2 Maintenance of Business. Netbot will use its best efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If Netbot becomes aware of a material deterioration in the relationship with any material customer, supplier or key employee, it will promptly bring such information to the attention of Excite in writing and, if requested by Excite, will exert its best efforts to restore the relationship.

        4.3 Conduct of Business. Netbot will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of Excite:

               (a) borrow any money;

               (b) enter into any transaction not in the ordinary course of business or which involves an expense or capital commitment by Netbot in excess of Twenty Five Thousand Dollars ($25,000.00) or which obligates Netbot for a period exceeding six (6) months other than fees and expenses associated with this Agreement;

               (c) encumber or permit to be encumbered any of its assets or grant liens therein;

               (d) dispose of any portion of its assets with a value exceeding Twenty Five Thousand Dollars ($25,000);

               (e) enter into any lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business consistent with past practice;

               (f) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

               (g) pay any bonus, royalty, increased salary or special remuneration to any officer, employee or consultant or agree to same or enter into any new employment, severance, "golden parachute" or consulting agreement with any such person;

               (h)    change accounting methods;

               (i) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

               (j) amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of business, consistent with past practice, and which are not material in amount or effect;

               (k) lend any amount to any person or entity, other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount and documented by receipts for the claimed amount;

               (l) guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount;

               (m) waive or release any material right or claim except in the ordinary course of business, consistent with past practice;

               (n) issue or sell any shares of its capital stock of any class (except upon the exercise of a convertible security, option or warrant currently outstanding), or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock, or (except pursuant to contractual obligations currently in existence) accelerate the vesting of any outstanding option or other security;

               (o) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

               (p) merge, consolidate or reorganize with, or acquire any entity;

               (q)    amend its Articles of Incorporation or Bylaws;

               (r) license any of its technology or intellectual property except in the ordinary course of business consistent with past practice;

               (s) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to Excite for its review and approved by Excite prior to filing;

               (t) change any insurance coverage or issue any certificates of insurance;

               (u) hire or terminate any employee or consultant, except in the ordinary course of business;

               (v)    adopt or amend any employee benefit plan; or

               (x) enter into any contracts for the sale of advertising in an amount exceeding Twenty Five Thousand Dollars ($25,000) or for a period longer than thirty (30) days.

        4.4 Stockholders Approval. Netbot will obtain the written consent of the Netbot Stockholders at the earliest practicable date approving this Agreement, the Netbot Ancillary Agreements, the Merger and related matters, which approval will be unanimously recommended by Netbot's Board of Directors and management. To the extent either Eric E. Zocher or Dan Campi holds any Netbot Capital Stock at the effective date of the written consent, each of Eric E. Zocher and Dan Campi agree to execute the written consent approving this Agreement, Merger and all related matters.

        4.5 Proxy Statement. Netbot will send to the Netbot Stockholders in a timely manner, for the purpose of considering and executing a written consent approving the Merger, the Stockholder Materials. Netbot will promptly provide all information relating to its business or operations necessary for inclusion in the Stockholder Materials to satisfy all requirements of applicable state and federal securities laws. Netbot and Excite each shall be solely responsible for any statement, information or omission in the Stockholder Materials relating to it or its affiliates based upon written information furnished by it. Netbot will not provide or publish to the Netbot Stockholders any material concerning it or its affiliates that violates the Securities Act or the United States Securities Exchange Act of 1934, as amended, (the "Exchange Act") with respect to the transactions contemplated hereby.

        4.6 Regulatory Approvals. Netbot will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required, in connection with the consummation of the transactions contemplated by this Agreement. Netbot will use its best efforts to obtain all such authorizations, approvals and consents.

        4.7 Necessary Consents. Netbot will use its best efforts to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Section 4.6 to allow the consummation of the transactions contemplated hereby and to allow Excite to carry on Netbot's business after the Closing.

        4.8 Litigation. Netbot will notify Excite in writing promptly after learning of any actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against it, or known by it to be threatened against it.

        4.9 Access to Information. Until the Closing, Netbot will allow Excite and its agents reasonable access to the files, books, records and offices of Netbot, including, without limitation, any and all information relating to Netbot's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. Netbot will cause its accountants to cooperate with Excite and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. All such information shall be subject to the terms of the Non-Disclosure Agreement entered into by the parties hereto.

        4.10 Satisfaction of Conditions Precedent. Netbot will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and Netbot will use its best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

        4.11 Netbot Affiliates Agreements. To ensure that the issuance of Excite Common Stock in the Merger complies with the Securities Act and that the Merger will be accounted for as a "pooling of interests," concurrently with the execution of this Agreement, Netbot will deliver to Excite a letter identifying all persons who are, in Netbot's reasonable judgment, "affiliates" of Netbot at the time this Agreement is executed, including, all (i) officers, (ii) directors and (iii) all persons or entities who own ten percent (10%) or greater of Netbot Capital Stock, assuming in that calculation that all Netbot Options, Warrants and Convertible Securities have been exercised (the "Significant Shareholders"). Netbot will provide Excite with all information and documents reasonably necessary to evaluate this list for compliance with generally accepted accounting principles and securities laws, as applicable. Netbot will use its best efforts to cause each of its affiliates to deliver to Excite, prior to Closing, a written agreement (the "Netbot Affiliates Agreement"), substantially in the form of Exhibit 4.11.

        4.12 Netbot Stockholder Representations. To ensure that the Merger will qualify as a reorganization for federal income tax purposes, Netbot will use its best efforts to cause each of its affiliates, as defined in Section 4.11 above, to execute, at or before the Closing, the Netbot Affiliates Agreement which contains a representation that such shareholder has no present plan or intention to sell or otherwise dispose of more than fifty percent (50%) of the shares of Excite Common Stock which the shareholder receives in the Merger and making such other representations as may be reasonably requested by Excite, its accountants or its attorneys for the purpose of ensuring such tax treatment.

        4.13 Netbot Dissenting Shares. As promptly as practicable after the date of the Netbot Stockholders' written consent and prior to the Closing Date, Netbot shall furnish Excite with the name and address of each Netbot Stockholder who requests appraisal rights pursuant to Delaware Corporation Code Section262 (the "Netbot Dissenting Stockholder") and the number of Netbot Capital Stock (the "Dissenting Shares") owned by such Netbot Dissenting Stockholder.

        4.14 Employment Agreements. At or prior to the Closing, Eric E. Zocher and Dan Campi (the "Employees") shall enter into employment agreements with Excite (the "Employment Agreements"). The Employment Agreements shall provide that the Employees will remain in the employ of Excite for a period of one (1) year following the Closing, in mutually acceptable positions, at salaries, benefits and other terms of employment consistent with those afforded to Excite employees at similar levels of responsibility and authority. Netbot shall assist Excite in obtaining from each of Eric E. Zocher and Dan Campi an agreement, in form and substance agreed upon by the parties, with terms providing for (i) employment for a period of a term of up to one (1) year and (ii) obligations to not compete with the business of Netbot and Excite (or any successor corporations) for a period of one (1) year following the final salary or severance payment received by such Employee and (iii) obligations to not solicit any employee of Excite for one (1) year after Employee's termination of employment with Excite.

        4.15 Consulting Agreements. At or prior to the Closing, Daniel Weld and Oren Etzioni (the "Consultants") shall enter into consulting agreements with Excite (the "Consulting Agreements"). The Consulting Agreements shall provide that the Consultants will provide services to Excite for a period of one (1) year following the Closing, at compensation and on other terms consistent with those afforded to Excite consultants at similar levels of responsibility and authority.

        4.16 Pooling Accounting. Netbot shall use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Netbot shall use its best efforts to cause its affiliates not to take any action that would adversely affect the ability of Excite to account for the business combination to be effected by the Merger as a pooling of interests.

        4.17 Blue Sky Laws. Netbot shall use its best efforts to assist Excite to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

        4.18 Investment Representation Letters and Investor Suitability Questionnaires. Netbot shall request each of its shareholders to complete an Investor Suitability Questionnaire and to sign an Investor Representation Letter, in the form agreed to by Netbot and Excite, prior to Close.

        4.19 Termination of Benefit Plans. The Netbot Board of Directors shall approve the termination of any Netbot Pension Plan which is covered by Section 401(k) of the Code, effective as of the Effective Time, or take such other actions concerning such Netbot Pension Plan, as reasonably requested by Excite.

5.      EXCITE AND SUB PRECLOSING COVENANTS

        During the period from the date of this Agreement until the Effective Time, Excite and Sub covenant and agree as follows:

        5.1 Advice of Changes. Excite and Sub will promptly advise Netbot in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Excite or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material and adverse respect and (b) of any material adverse change in Excite's or Sub's business, results of operations or financial condition.

        5.2 Regulatory Approvals. Excite and Sub will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, in connection with the consummation of the transactions contemplated by this Agreement. Each of Excite and Sub will use its best efforts to obtain all such authorizations, approvals and consents.

        5.3 Satisfaction of Conditions Precedent. Each of Excite and Sub will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 7, and each of Excite and Sub will use its best efforts to cause the transactions contemplated by this Agreement to be consummated and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

        5.4 Excite Affiliates Agreements. To ensure that the Merger will be accounted for as a "pooling of interests," Excite will use its best efforts to cause each of its affiliates, as defined in Section 4.11 above, to sign and deliver to Excite a written agreement (the "Excite Affiliates Agreement"), in the form of Exhibit 5.4, providing that such person will make no disposition of Excite Common Stock (a) in the thirty (30) day period prior to the Effective Time or (b) after the Effective Time until Excite shall have publicly released a report including the combined financial results of Excite and Netbot for a period of at least thirty (30) days of combined operations of Excite and Netbot. Excite will not release any Excite Affiliate from his, her or its obligations under the terms of the Excite Affiliates Agreement until such time as all Netbot Affiliates have been released from their obligations under the terms of the Netbot Affiliates Agreement.

        5.5 Blue Sky Laws. Excite shall take such steps as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

        5.6 Pooling Accounting. Excite shall use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Excite shall use its best efforts to cause its affiliates not to take any action that would adversely affect the ability of Excite to account for the business combination to be effected by the Merger as a pooling of interests.

        5.7 Employee Matters.

               5.7.1 Employee Stock Purchase Plan. Subject to compliance with pooling of interests accounting treatment and the requirements of any applicable laws, employees of Netbot who become employees of Excite at or after the Effective Time shall be permitted to participate in the Excite 1997 Employee Stock Purchase Plan (the "ESPP") commencing with the first Offering Period (as defined in the ESPP) following the Effective Time and such employees will receive full credit for the period of their employment with Netbot by Excite for such purposes, subject to compliance with the eligibility and other provisions of such plan; provided, however, nothing contained herein shall require Excite to continue the employment of any such employee.

               5.7.2 Other Benefit Plans. Subject to compliance with pooling of interests accounting treatment and the requirements of any applicable laws, employees of Netbot who become employees of Excite at or after the Effective Time will be permitted to participate in those employee benefit plans sponsored by Excite in which similarly situated Excite employees participate subject to the eligibility and other provisions of such Excite employee benefit plans. Such employees will receive full credit for the period of their employment with Netbot by Excite for such purposes; provided, however, nothing contained herein shall require Excite to continue to employment of any such employee.

        5.8 Update SEC Reports. Excite shall update the SEC Reports and any other disclosures related thereto for any material information which has come into existence since the SEC Reports were previously provided to Netbot's counsel for delivery to the Netbot Stockholders through the Stockholder mailing, until and through Closing.

6.      CLOSING MATTERS

        6.1 The Closing. Subject to termination of this Agreement as provided in
Section 9 below, the Closing will take place at the offices of Fenwick & West LLP, Two Palo Alto Square,

Palo Alto, California on or before November 25, 1997 (the "Closing"), or, if all conditions to closing have not been satisfied or waived by such date, such other place, time and date as Netbot and Excite may mutually select (the "Closing Date"). Concurrently with the Closing, an Agreement of Merger will be filed in the office of the Delaware Secretary of State. The Agreement of Merger provides that the Merger shall become effective upon filing.

        6.2    Exchange of Certificates.

               6.2.1 As of the Effective Time, all shares of Netbot Capital Stock that are outstanding immediately prior thereto will, by virtue of the Merger and without further action, cease to exist and will be converted into the right to receive from Excite the number of shares of Excite Common Stock determined as set forth in Section 1.1.1, subject to Sections 1.1.4, 1.1.5, 1.2 and 1.3.

               6.2.2 Prior to the Effective Time, each holder of shares of Netbot Capital Stock that are not Dissenting Shares will surrender the certificate(s) for such shares (the "Netbot Certificates"), duly endorsed as requested by Excite, to Excite's counsel for cancellation for Excite's records. Prior to the Effective Time, Excite's counsel will forward a letter of instruction to BankBoston, N.A., acting as the transfer agent for Excite, (the "Exchange Agent") instructing the Exchange Agent to issue to Excite's counsel a certificate for the number of shares of Excite Common Stock to which such holder is entitled pursuant to Section 1.1.1 hereof. Excite's counsel will release at the Effective Time, provided such holder has surrendered its, his or her Netbot Certificate(s) to Excite's counsel, to each such tendering holder. Excite will distribute any cash payable under Section 1.2.

               6.2.3 No dividends or distributions payable to holders of record of Excite Common Stock after the Effective Time, or cash payable in lieu of fractional shares, will be paid to the holder of any unsurrendered Netbot Certificate(s) until the holder of the Netbot Certificate(s) surrenders such Netbot Certificate(s), or if such certificates are lost, stolen or destroyed, provides an indemnity reasonably acceptable to Excite. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any Netbot Certificate, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions therefor paid with respect to Excite Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

               6.2.4 All Excite Common Stock delivered upon the surrender of Netbot Capital Stock in accordance with the terms hereof and the terms of the Escrow Agreement will be deemed to have been delivered in full satisfaction of all rights pertaining to such Netbot Capital Stock. There will be no further registration of transfers on the stock transfer books of Netbot or its transfer agent of the Netbot Capital Stock. If, after the Effective Time, Netbot Certificates are presented for any reason, they will be canceled and exchanged as provided in this Section 6.2.

               6.2.5 Until certificates representing Netbot Capital Stock outstanding prior to the Merger are surrendered pursuant to Section 6.2.2 above, such certificates will be deemed, for all purposes, to evidence ownership of the number of shares of Excite Common Stock into which the Netbot Capital Stock will have been converted, subject to the Escrow Agreement with respect to the number of shares withheld as Escrow Shares.

               6.2.6 Certificates which are not presented to Excite's counsel within one (1) year after the Closing shall be canceled and the holder thereof will no longer be entitled to receive any Excite securities in consideration thereof.

        6.3 Assumption of Options, Warrants and Convertible Securities. Upon Closing, Excite will notify in writing each holder of a Netbot Option or Warrant of the assumption of such Netbot Option or Warrant by Excite, and the number of shares of Excite Common Stock that are then subject to such option or warrant and the exercise price of such option, as determined pursuant to Section 1.1 hereof.

7.      CONDITIONS TO OBLIGATIONS OF NETBOT

        Netbot's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Netbot, but only in a writing signed by Netbot):

        7.1 Accuracy of Representations and Warranties. The representations and warranties of Excite and Sub set forth in Section 3 shall be true and accurate in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing, and Netbot shall receive a certificate to such effect executed by each of Excite's and Sub's Chief Financial Officer.

        7.2 Covenants. Excite shall have performed and complied in all material respects with all of its covenants contained in Section 5 on or before the Closing, and Netbot shall receive a certificate to such effect signed by each of Excite's and Sub's Chief Financial Officer.

        7.3 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

        7.4 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to, requirements under applicable federal and state securities laws.

        7.5 Opinion of Excite's Counsel. Netbot shall have received from counsel to Excite an opinion substantially in the form of Exhibit 7.5.

        7.6 Stockholder Approval. The principal terms of this Agreement and the Agreement of Merger shall have been approved and adopted by Netbot Stockholders, as required by applicable law and Netbot's Certificate of Incorporation and Bylaws.

        7.7 Pooling. Excite shall have received from Excite's accounting firm, Ernst & Young, LLP ("Excite's Auditors") a letter, in form and substance reasonably satisfactory to Excite that Ernst & Young concurs with management's conclusion that no condition exists that would preclude Excite from accounting for the Merger as a pooling of interests. The Securities and Exchange Commission shall not have otherwise disapproved of the treatment by Excite of this transaction as a "pooling of interests" for accounting purposes.

        7.8 Tax Certificate and Affiliates Agreement. Netbot shall have received the tax certificate executed by Excite's Chief Financial Officer in the form of
Exhibit 1.6A and an Excite Affiliates Agreement executed by each affiliate in the form of Exhibit 5.4, which are all reasonably satisfactory to Netbot.

        7.9 No Material Adverse Change. There will not have been any material adverse change in Excite's business results of operations or financial condition at Closing which have or reasonably would be expected to impair Excite's ability after Closing to continue to develop, distribute, sell and distribute its products and services that are material to Excite's business and Netbot will receive a certificate to such effect executed by Excite's Chief Financial Officer. Material adverse changes shall not include price fluctuations in the price of Excite's Common Stock on the NASDAQ market not directly related to the foregoing.

        7.10 Registration Rights Agreement. Netbot shall have received the Registration Rights Agreement executed by Excite, which shall be effective as of the Closing Date.

        7.11 Employment and Consulting Agreements. Netbot shall have received executed copies of the Employment Agreements containing non-competition and non-solicitation provisions, executed by Excite and each of the Employees, in substantially the form agreed upon by the parties. Excite shall have received copies of the Consulting Agreements executed by each of the consultants in substantially the form agreed upon by the parties. Such Employment Agreements and such Consulting Agreements, as applicable, shall contain mutually acceptable provisions concerning the applicable (i) positions, (ii) salaries, (iii) titles,
(iv) responsibilities and other duties and (v) indication of the person to whom the consultant or employee shall report to at Excite, which are comparable to such persons at Excite in positions equivalent to that currently held by such employees and consultants at Netbot.

8.      CONDITIONS TO OBLIGATIONS OF EXCITE

        The obligations of Excite and Sub hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Excite, but only in a writing signed by Excite):

        8.1 Accuracy of Representations and Warranties. The representations and warranties of Netbot set forth in Section 2 shall be true and accurate in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing, and Excite shall receive a certificate to such effect executed by Netbot's Chief Executive Officer.

        8.2 Covenants. Netbot shall have performed and complied in all material respects with all of its covenants contained in Section 4 on or before the Closing, and Excite shall receive a certificate to such effect signed by Netbot's Chief Executive Officer.

        8.3 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

        8.4 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to, requirements under applicable federal and state securities laws.

        8.5 Opinion of Netbot's Counsel. Excite shall have received from counsel to Netbot, an opinion substantially in the form of Exhibit 8.5.

        8.6 Consents. Excite shall have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the Netbot Schedule of Exceptions or as otherwise set forth on Exhibit 8.6 hereto to provide for the continuation in full force and effect of any and all material contracts, licenses and leases of Netbot and for Excite to consummate the transactions contemplated hereby in form and substance reasonably satisfactory to Excite, except for such consents and approvals thereof as Excite and Netbot shall have agreed shall not be obtained, as contemplated by the Excite Schedule of Exceptions.

        8.7 No Litigation. No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of Netbot.

        8.8 Requisite Approvals. The principal terms of this Agreement and the Agreement of Merger shall have been approved by the holders of no less than ninety five percent (95%) of Netbot Capital Stock.

        8.9 Dissenting Shares. There shall be no more than five percent (5%) Netbot Dissenting Shares.

        8.10 Affiliates Agreements and Netbot Stockholder Representations. Netbot shall have delivered to Excite the letter required by Section 4.11 naming all persons who are Significant Shareholders for purposes of Section 4.11 and all persons who are "affiliates" of Netbot for purposes of Rule 145 under the Securities Act, and each such person shall have executed and delivered an Netbot Affiliates Agreement to Excite in accordance with Sections 4.11 and 4.12.

        8.11 Pooling. Excite's Auditors shall have received from Netbot and such relevant officers, directors and/or employees of Netbot, such certificates, letters and other relevant due diligence information, in form and substance reasonably satisfactory to Excite's Auditors, to allow Excite's Auditors to determine that there are no facts concerning Netbot that would preclude Excite from accounting for the Merger as a pooling of interests, and Excite shall have received from Excite's Auditors a letter, in form and substance reasonably satisfactory to Excite that Ernst & Young concurs with management's conclusion that no condition exists that would preclude Excite from accounting for the Merger as a pooling of interests. Such letter from Excite's Auditors shall be issued to Excite in final form no later than two (2) days prior to the Closing. The Securities and Exchange Commission shall not have otherwise disapproved of the treatment by Excite of this transaction as a "pooling of interests" for accounting purposes.

        8.12 Employment Agreements and Consulting Agreements. Excite shall have received executed copies of the Employment Agreements containing non-competition and non-solicitation provisions, executed by Excite and each of the Employees, in substantially the form as agreed upon by the parties. Excite shall have received copies of the Consulting Agreements executed by each of the consultants in substantially the form as agreed upon by the parties. Such Employment Agreements and such Consulting Agreements, as applicable, shall contain mutually acceptable provisions concerning the applicable (i) positions, (ii) salaries,
(iii) titles, (iv) responsibilities and other duties and (v) indication of the person to whom the consultant or employee shall report to at Excite, which are comparable to such persons at Excite in positions equivalent to that currently held by such employees and consultants at Netbot.

        8.13 Resignation of Directors and Officers. The directors and officers of Netbot in office immediately prior to the Effective Time of the Merger will be replaced as directors and officers (respectively) of Netbot automatically effective as of the Effective Time of the Merger pursuant to the terms of this Agreement.

        8.14 Status of Agreements. Excite shall be reasonable satisfied that all agreements that are material to the business of Netbot will continue in full force and effect following the Closing.

        8.15 Investor Representation Letters and Investor Suitability Questionnaires. Excite shall have received completed and executed Investor Representation Letters and Investor Suitability Questionnaires from each Netbot Stockholder which are reasonably satisfactory to Excite.

        8.16 Tax-Free Reorganization. Excite shall have received the tax certificate executed by Netbot's Chief Executive Officer in the form of Exhibit 1.6B.

        8.17 Security Holder Consent and Waiver of Rights. Excite shall have received completed and executed Security Holder Consent and Waiver of Rights Agreements from each Netbot Stockholder which are reasonably satisfactory to Excite.

        8.18 No Material Adverse Change. There will not have been any material adverse change in Netbot's business results of operations or financial condition at Closing which have or reasonably would be expected to impair Netbot's ability after Closing to continue to develop, distribute, sell and distribute its products and services that are material to Netbot's business and Netbot will receive a certificate to such effect executed by Netbot's Chief Financial Officer.

        8.19 Patent Assignments. Excite shall have received all executed patent assignments relating to all provisional and pending patent applications listed on Exhibit 2.12 attached hereto.

9.      TERMINATION OF AGREEMENT

        9.1 Prior to Closing.

               9.1.1 This Agreement may be terminated at any time prior to the Closing by the mutual written consent of each of the parties hereto.

               9.1.2 Unless otherwise agreed by the parties hereto, this Agreement will be terminated if the Closing shall not have occurred on or before November 25, 1997.

        9.2 At the Closing. At or prior to the Closing, this Agreement may be terminated and abandoned:

               9.2.1 By Excite if any of the conditions precedent to Excite's obligations set forth in Section 8 above have not been fulfilled or waived at and as of the Closing; or

               9.2.2 By Netbot if any of the conditions precedent to Netbot's obligations set forth in Section 7 above have not been fulfilled or waived at and as of the Closing.

                      Any termination of this Agreement under this Section 9.2 will be effective by the delivery of notice of the terminating party to the other party hereto.

        9.3 Remedies. Any termination of this Agreement pursuant to this Section 9 will be without further obligation or liability upon any party in favor of the other party hereto other than except as set forth in this Section 9.3 and the obligations provided in Sections 11.7 and 11.15, which will survive termination of this Agreement; provided, however, that nothing herein will limit the obligation of Netbot and Excite to use their best efforts to cause the Merger to be consummated, as set forth in Sections 4.10 and 5.3 hereof, respectively.

               The parties acknowledge that time is of the essence in completing the proposed transaction and that one party's failure to complete the proposed transaction in accordance with the timing set forth in Section 9.1.2 hereof shall subject the other party to significant Damages, as defined in Section 10.2 lost profits and lost business opportunities. The parties agree that fair compensation in lieu of such Damages, as defined in Section 10.2 lost profits and lost business opportunities will be for the breaching party to take action as follows: (i) If the transaction is not completed due to Excite's fault, Excite will pay Netbot two million dollars ($2,000,000.00) and (ii) if the transaction is not completed due to Netbot's fault, Netbot will pay Excite two million dollars ($2,000,000.00). Both parties agree that the following events are not the "fault" of either party for purposes of this provision: (i) the proper determination of Excite's Auditors that the transaction does not qualify as a tax-free reorganization under Section 368 of the Code; (ii) the proper determination of Excite's Auditors or the Securities and Exchange Commission that the transaction does not qualify to be accounted for as a "pooling of interests"; (iii) the failure of any closing condition set forth under Section 7 or 8 hereof to occur that is not under the absolute control of such party; or
(iv) the parties terminate this agreement pursuant to Section 9.1.1. Regardless of the fault of either party, if this transaction is not completed, Excite and Netbot will enter into a definitive agreement for a commercial relationship on or before December 15, 1997 which contains the material terms described in
Exhibit 9.3 attached hereto.

10. SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS

        10.1 Survival of Representations. All representations, warranties and covenants of Netbot, Excite and Sub contained in this Agreement will survive the Effective Time and remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of (a) the termination of this Agreement or (b) six (6) months after the Closing Date, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period), provided however, that representations, warranties and covenants involving intentional fraud shall survive the Closing without the limitations of subsections (a) or (b) above.

        10.2   Agreement to Indemnify.

               10.2.1 Subject to the limitations set forth in this Section 10, up and until the Closing, Netbot will indemnify, defend and hold harmless Excite, its affiliates, officers, directors, employees, consultants and agents (hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all claims, liability, damages and/or costs including, but not limited to, attorneys fees (hereinafter referred to as "Damages") arising out of any misrepresentation or breach of or default in performance of any of the representations, warranties and covenants given or made by Netbot and Eric E. Zocher and Dan Campi in this Agreement or in any certificate, document or instrument delivered by or on behalf of Netbot pursuant hereto.

               10.2.2 Subject to the limitations set forth in this Section 10, after the Closing, the holders of Netbot Capital Stock, Netbot Options and Netbot Warrants will indemnify and hold harmless the Indemnified Persons from and against any and all Damages arising out of any misrepresentation or breach of or default in connection with any of the representations and warranties given or made by Netbot or Eric E. Zocher and Dan Campi in Section 2 of this Agreement. Each holder's maximum liability for breaches of representations, warranties, and covenants involving intentional fraud by another holder shall be the product of (a) the number of shares of Excite Common Stock issued to such holder hereunder, and (b) the per Share Market Value; provided however, no limit of liability shall apply to any holder who is determined to have committed intentional fraud. Other than for liability for breaches of representations, warranties, and covenants, which breaches involve intentional fraud, each holders maximum liability shall be his, her or its pro rata share of the Escrow Shares and each Indemnified Person may look only to the Escrow Shares to satisfy this indemnity obligation and the sole remedy shall be a claim under the Escrow. Under no event shall there be any indemnity for any Damages arising solely in connection with termination of the Netbot Pension Plan, which is covered by Section401(k) of the Code, pursuant to Section 4.19 of this Agreement.

               10.2.3 In seeking indemnification for Damages under this Section 10, the Indemnified Persons shall exercise their remedies with respect to the Escrow Shares and any other assets deposited in escrow pursuant to the Escrow Agreement and these Escrow Shares shall be the sole source of indemnification in connection therewith; provided, however, that no such claim for Damages will be asserted after the expiration of the Escrow Period. In seeking indemnification for Damages under Section 10.2.2, the Indemnified Persons shall exercise their remedies solely to the Escrow Shares deposited in escrow pursuant to the Escrow Agreement. Except for intentional fraud: (i) no Netbot Stockholder shall have any liability to an Indemnified Person under this Agreement except to the extent of such Netbot Stockholder's Escrow Shares deposited under the Escrow Agreement and (ii) the remedies set forth in this Section 10.2 shall be the exclusive remedies of Excite and the other Indemnified Persons hereunder against any Netbot Stockholder. The liability of any Netbot Stockholder with respect to any claim for intentional fraud shall be several and not joint.

               10.2.4 Excite will indemnify, defend and hold harmless Netbot, its affiliates (it is agreed and understood that this term includes all of Netbot's venture capital investors), officers, directors, employees, consultants and agents from any and all Damages:

                      (a) Asserted by an undisclosed competitor of Excite arising from Netbot's election not to proceed with a commercial relationship proposed by such undisclosed competitor of Excite and/or

                      (b) Arising from the misrepresentations or breach of or default in performance of any of the representations and warranties and covenants given or made by Excite in this Agreement, in any certificate, document or instrument delivered by or on behalf of Excite pursuant hereto.

11.     MISCELLANEOUS

        11.1 Governing Law. The internal laws of the State of Delaware (irrespective of its conflict of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

        11.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto and any attempt to do so will be void. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        11.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

        11.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected hereon as signatories.

        11.5 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The Agreement may be amended by the parties hereto at any time before or after approval of the Netbot Stockholders; but, after such approval, no amendment will be made which by applicable law requires the further approval of the Netbot Stockholders without obtaining such further approval.

        11.6 No Waiver. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

        11.7 Expenses. In the event that the transaction is not consummated, each company will be responsible for its own fees and expenses in connection with the proposed transaction. In the event that the transaction is consummated, Excite will be responsible for its own fees and expenses and for Netbot's reasonable fees and expenses in connection with the transaction.

        11.8 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of the suit, and not as damages, reasonable attorneys' fees, including without limitation, costs, expenses and fees on any appeal.

        11.9 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally, by registered or certified mail, postage prepaid, by telecopy or by nationally recognized courier service, and will be deemed given upon delivery, if delivered personally, or three days after deposit in the mails, if mailed, to the following addresses:

               (i)    If to Excite:

                      Excite, Inc.
                      555 Broadway
                      Redwood City, CA  94063
                      Facsimile:  (650) 568-6039
                      Attention:  Chris M. Vail

                      With a copy to:
                      Carol Martin
                      Fenwick & West LLP
                      2 Palo Alto Square
                      Palo Alto, CA  94306
                      Facsimile:  (415) 494-0674

               (ii)   If to Netbot:

                      Netbot, Inc.
                      4530 Union Bay Place NE, Suite 208
                      Seattle, WA  98105
                      Facsimile:  (206) 522-9980
                      Attention:  President

                      With a copy to:
                      Gregory Gorder
                      Perkins Coie
                      1201 Third Avenue, 40th Floor
                      Seattle, WA  98101
                      Facsimile:  (206) 583-8500

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 11.9.

        11.10 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

        11.11 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

        11.12 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

        11.13 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

        11.14 Public Announcement. Upon execution of the Agreement by both parties, and until the consummation of the Merger, all press releases and other public and private communications shall be made by the parties only with the prior mutual written consent of Netbot and Excite, except that Excite may make such disclosures as are required by applicable law, provided, however, that a copy of such disclosure shall first be submitted to Netbot within a reasonable time period prior to the dissemination thereof.

        11.15 Confidentiality. Excite and Netbot each recognize that they have received and will receive confidential information concerning the other during the course of the Merger negotiations and preparations. Accordingly, Excite and Netbot each agree (a) to use its respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, or should reasonably have been considered to be confidential information, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions. The obligations of this section will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure,
(iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party or (iv) is required to be disclosed by law. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party.

        11.16 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties, with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

"EXCITE"                               "NETBOT"

EXCITE, INC.                           NETBOT, INC.

By: /s/ ROBERT C. HOOD                By: /s/ ERIC E. ZOCHER
   -------------------------------        -------------------------------

Name: Robert C. Hood                  Name: Eric E. Zocher
   -------------------------------        -------------------------------

Its: EVP-CFO                          Its: PRESIDENT
   -------------------------------        -------------------------------


"SUB"

EXCITE MERGER CORPORATION

By: /s/ ROBERT C. HOOD                 /s/ ERIC E. ZOCHER
   --------------------------------    ----------------------------------
                                            Eric E. Zocher
Name: Robert C. Hood
     -------------------------------

Its: Secretary                         /s/ DAN CAMPI
     --------------------------------  ----------------------------------
                                            Dan Campi


            [SIGNATURE PAGE FOR AGREEMENT AND PLAN OF REORGANIZATION]

                         LIST OF EXHIBITS AND SCHEDULES

Exhibit A                                                 Agreement of Merger

Exhibit 1.1.2                                             Conversion List of Netbot Options

Exhibit 1.3                                               Escrow Agreement

Exhibit 1.5.1A                                            Registration Rights Agreement

Exhibit 1.6A                                              Excite Officers Tax Certificate

Exhibit 1.6B                                              Netbot Officers Tax Certificate

Exhibit 2.0                                               Netbot Schedule of Exceptions

Exhibit 2.3                                               List of all holders and numbers
                                                          held of Netbot Common Stock,
                                                          Preferred Stock, Netbot Options and
                                                          Warrants

Exhibit 2.8                                               Netbot's 1996 Financial Statements
                                                          and September Financial Statements

Exhibit 2.11                                              Material Agreements

Exhibit 2.12                                              Netbot IP Rights Agreements and
                                                          applications, registration and
                                                          filings to protect Netbot IP Rights
                                                          and related disclosures

Exhibit 2.15.1                                            Employment Contracts and Consulting
                                                          Agreements

Exhibit 2.15.3                                            Netbot Employee Plans

Exhibit 2.15.6                                            Netbot Benefit Arrangements

Exhibit 2.15.7                                            Amendments to Benefit Plan or
                                                          Arrangement

Exhibit 2.15.12                                           List of all Employees, Officers and
                                                          Consultants of Netbot

Exhibit 3.0                                               Excite Schedule of Exceptions

Exhibit 4.11                                              Netbot Affiliates Agreement

Exhibit 5.4                                               Excite Affiliates Agreement

Exhibit 7.5                                               Form of Opinion of Excite's Counsel

Exhibit 8.5                                               Form of Opinion of Netbot's Counsel

Exhibit 8.6                                               Third Party Consents

Exhibit 9.3                                               Material Terms of Commercial
                                                          Relationship

                                   EXHIBIT 8.6

                               THIRD PARTY CONSENT

        Comdisco, Inc.              Attached

        Ranier Properties           Attached

        Imperial Bank               Attached

        AT&T                        Waived

        Minolta                     Waived

                                   EXHIBIT 9.3

                    MATERIAL TERMS OF COMMERCIAL RELATIONSHIP


        The commercial agreement will provide for inclusion of the server-side version (i.e., product search and product review search functions) of Netbot's Internet shopping program known as Jango into the Excite Shopping Channel.

        Netbot will develop and integrate a custom version of Jango into the Excite Shopping Channel which will include at least the following shopping categories: Autos, Books, Music, Computers and Software, and Consumer Electronics.

        Excite will include Jango in the Shopping Channel for a term of two years.

        For two years Netbot will not license Jango to: Yahoo!, Infoseek, Lycos, America Online, Cnet Snap, HotBot, Microsoft (including MSN) or AltaVista. Excite will pay one million dollars ($1,000,000.00) to Netbot at the end of the first year of the term of the agreement for such exclusivity.

        In addition to the exclusivity payment, Excite will pay to Netbot thirty percent (30%) of all the revenues received by Excite from Custom Jango, but not less than one million dollars ($1,000,000.00) in year one and not less two million dollars ($2,000,000.00) in year two.

        If there are shopping categories where Excite cannot offer Jango for contractual reasons then the Shopping Channel will provide a link to jango.com for those categories. In these categories Netbot will pay Excite thirty percent (30%) of all jango.com revenues resulting from sessions that originated in the Excite Shopping Channel.

        Netbot will have the right to sell up to thirty percent (30%) of the real-time promotional slots during Jango searches, subject to Excite's reasonable pre-approval. Excite will receive thirty percent (30%) of the revenue from RTPs sold by Netbot.

        Excite will invest two million dollars ($2,000,000.00) in Netbot at a twenty four million dollars ($24,000,000.00) pre-money valuation.